Exhibit 99.4

SERACARE LIFE SCIENCES, INC.

CODE OF ETHICS

FOR

CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

ADOPTED MAY 18, 2007

SeraCare Life Sciences, Inc. (the “Company”) is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Treasurer and Controller (or persons performing similar functions) (together, “Senior Officers”), sets forth specific policies to guide you in the performance of your duties.

As a Senior Officer, in addition to complying with applicable law, you also must engage in and promote honest and ethical conduct and abide by the Code of Business Conduct and Ethics and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Compliance With Laws, Rules And Regulations

You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled “Compliance With Code Of Ethics.”

Conflicts Of Interest

A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company. Your obligation to conduct the Company’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. No Senior Officer shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Officer makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Board of Directors.

Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Compliance With Code Of Ethics

If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Audit Committee of the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code of Ethics.

Waivers Of Code Of Ethics

If you would like to seek a waiver of the Code of Ethics, you must make full disclosure of your particular circumstances to any member of the Audit Committee of the Board of Directors. Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, tenant, landlord, supplier, competitor, stockholder or any other person or entity.

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ACKNOWLEDGMENT OF RECEIPT OF AND COMPLIANCE WITH

CODE OF ETHICS FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I have received and read this Code of Ethics for Chief Executive and Senior Financial Officers. I understand the standards and policies contained in this Code, and I agree to comply with such standards and policies.

/s/ Susan L.N. Vogt	/s/ Brian McLain
Susan L.N. Vogt Chief Executive Officer	Brian McLain Controller

/s/ Gregory A. Gould	/s/ David Olsen
Gregory A. Gould Chief Financial Officer	David M. Olsen Vice President, Corporate Quality

/s/ Kathleen W. Benjamin	/s/ Katheryn E. Shea
Kathleen W. Benjamin Vice President, Human Resources	Katheryn E. Shea Vice President, BioServices Operations

/s/ Ronald R. Dilling	/s/ William J. Smutny
Ronald R. Dilling Vice President, Operations	William J. Smutny Vice President, Sales & Marketing

/s/ Jeff R. Livingstone	/s/ Susan Keefe
Jeff R. Livingstone Vice President, Business Development	Susan Keefe Director of Finance and Compliance

/s/ Mark M. Manak
Mark M. Manak Chief Scientific Officer